Exhibit (d)(7)

Execution Version

Waiver to

Amended and Restated Director Nomination Agreement

This waiver, dated as of February 20, 2024 (this “Waiver”), is delivered by THL Agiliti LLC, a Delaware limited liability company (the “THL Stockholder”) to Agiliti, Inc., a Delaware corporation (the “Company”). Reference is made to that certain Amended and Restated Director Nomination Agreement, dated as of April 26, 2021, by and among the Company and the THL Stockholder (the “Director Nomination Agreement”). Capitalized terms used herein but not defined herein are used as defined in the Director Nomination Agreement.

RECITALS

WHEREAS, subject to the terms of the Director Nomination Agreement, the THL Stockholder has the right to designate such number of members of each committee of the Board as set forth in Section 3 of the Director Nomination Agreement;

WHEREAS, the Company is considering potential strategic alternatives, which may include a potential sale transaction involving the Company (the “Possible Transaction”) and has determined it is advisable and in the best interest of the Company and its stockholders to designate, establish, appoint and authorize a special committee, which was formed on October 9, 2023 solely for the purpose of considering the Possible Transaction which may involve the THL Stockholder and/or Thomas H. Lee Partners, L.P. (together with their affiliates, “THL”), composed entirely of directors not affiliated or associated with THL (such committee, the “Special Committee”); and

WHEREAS, in order to mitigate actual or potential conflicts, if any, in connection with the Possible Transaction, the THL Stockholder intends to waive its rights under the Director Nomination Agreement to designate any directors to the Special Committee.

WAIVER

Subject to the terms and conditions herein, the THL Stockholder agrees to waive its rights under the Director Nomination Agreement to designate any directors to the Special Committee.

This Waiver shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

[Signature page follows]

THL Agiliti LLC

By:	/s/ Scott Sperling
Name: Scott Sperling
Title: Authorized Signatory

Accepted as of the date written above by:

Agiliti, Inc.

By:	/s/ Lee Neumann
Name: Lee Neumann
Title: Executive Vice President and General Counsel

[Signature Page to THL Waiver]